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                                                                    EXHIBIT 16.1


September 29, 2000


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hastings Entertainment, Inc. and, under the date of June 13, 2000, we reported on the consolidated financial statements and financial statement schedule of Hastings Entertainment, Inc. and subsidiaries as of January 31, 2000 and 1999 and for each of the years in the three-year period ended January 31, 2000. On September 22, 2000 our appointment as principal auditors was terminated. We have read Hastings Entertainment, Inc.'s statements included under Item 4 of its Form 8-K dated September 29, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Hastings Entertainment, Inc.'s statement that the change was recommended by the audit committee of the board of directors and approved by the board of directors.


Very truly yours,

/s/ KPMG LLP
Dallas, Texas